Exhibit 99

News Release	Contact:	Vic Beck (Media)
703-280-4456 (office)
vic.beck@ngc.com

Todd Ernst (Investors)
703-280-4535 (office)
todd.ernst@ngc.com
Northrop Grumman Reports Fourth Quarter and Full-Year 2023 Financial Results
•Total backlog rises to record $84.2 billion driven by full year book to bill of 1.14
•Q4 Sales increase 6 percent to $10.6 billion; 2023 sales increase 7 percent to $39.3 billion
•Company records $1.56 billion pre-tax charge associated with LRIP phase of B-21 program
•2023 Diluted EPS of $13.53, including B-21 charge of $7.68 and MTM expense of $2.08
•2023 Operating cash flow of $3.9 billion, 2023 adjusted free cash flow1 of $2.1 billion
•Company introduces strong 2024 sales and margin guidance inline with prior outlook
•Company reaffirms 2024 and 2025 free cash flow(1) outlook and projects solid growth in 2026

FALLS CHURCH, Va. – January 25, 2024 – Northrop Grumman Corporation (NYSE: NOC) reported fourth quarter 2023 sales increased 6 percent to $10.6 billion, as compared with $10.0 billion in the fourth quarter of 2022. Sales increased 7 percent to $39.3 billion in 2023, as compared with $36.6 billion in 2022. Fourth quarter and full year 2023 sales reflect continued strong demand for our products and services.
Fourth quarter 2023 net loss totaled $535 million, or $3.54 per diluted share, and 2023 net earnings were $2.1 billion, or $13.53 per diluted share. Both periods include an after-tax charge on the B-21 program of $1.17 billion ($7.68 per diluted share for the full year) and an after-tax mark-to-market pension and OPB (“MTM”) expense of $316 million ($2.08 per diluted share for the full year).
“Our team delivered a strong finish to the year in 2023. We generated free cash flow at the high end of our guidance range, significantly exceeded our sales guidance and beat EPS consensus absent the B-21 charge we identified as a possibility this time last year,” said Kathy Warden, chair, chief executive officer and president. “With sustained global demand for our products, our 2024 guidance reflects continued strong sales and earnings growth. In addition, we’re reaffirming our cash flow outlook for 2024 and 2025, with free cash flow expected to grow at a greater than 15 percent CAGR through 2026. Northrop Grumman’s solid performance, record backlog and differentiated portfolio support our outlook for robust cash generation and our plans to return a significant amount of capital to shareholders.”

[1] Non-GAAP measure - see definitions at the end of this earnings release.
Northrop Grumman Corporation 2980 Fairview Park Drive • Falls Church, VA 22042-4511 news.northropgrumman.com

Northrop Grumman Reports Fourth Quarter and Full-Year 2023 Financial Results	2
Impact to Net Earnings and EPS of B-21 Charge and MTM Expense
B-21 Charge - In 2015, the U.S. Air Force awarded Northrop Grumman the B-21 contract, which includes a base contract for engineering, manufacturing, and design (EMD) and five low-rate initial production (LRIP) options. The EMD phase of the program is largely cost type and began at contract award. The LRIP options are largely fixed price and are expected to be awarded and executed through approximately the end of the decade. During the fourth quarter of 2023, the B-21 program entered flight testing and the company received an award for the first LRIP lot.
We previously disclosed it was reasonably possible one or more of the LRIP options could be performed at a loss principally due to the company’s estimate of the impact macroeconomic factors may have on our cost to complete the LRIP options, as well as ongoing discussions with our suppliers and our customer. During the fourth quarter of 2023, we again reviewed our estimated profitability on the LRIP phase of the program, and we now believe it is probable each of the first five LRIP lots will be performed at a loss. The loss is largely driven by a change in our assumptions regarding funding to mitigate the impact of macroeconomic disruptions on the LRIP phase of the program and higher projected manufacturing costs that reflect recent supplier negotiations and our experience in completing the first aircraft.
MTM Expense - The MTM expense relates to pension and OPB actuarial gains and losses, which the company recognizes immediately through earnings upon annual remeasurement of the assets and projected benefit obligations of our pension and OPB plans.
The table below provides supplemental information on the per share impacts of these items:

	Three Months Ended December 31		Year Ended December 31
$ in millions, except per share amounts	2023	2022	2023	2022
Net earnings and EPS impact of B-21 charge
Segment operating loss[1]	$(1,559)	—	$(1,559)	—
Unallocated corporate income (expense)[2]	82	—	82	—
Operating loss	(1,477)	—	(1,477)	—
Federal and foreign income tax benefit[3]	310	—	310	—
Net loss	(1,167)	—	(1,167)	—
Weighted-average diluted shares outstanding, in millions	151.1	—	152.0	—
Per share impact	$(7.72)	—	$(7.68)	—

Net earnings and EPS impact of MTM (expense) benefit
Unallocated corporate income (expense)[2]	$22	$(65)	$22	$(65)
Operating income (loss)	22	(65)	22	(65)
MTM (expense) benefit	(422)	1,232	(422)	1,232
(Loss) earnings before income taxes	(400)	1,167	(400)	1,167
Federal and foreign income tax benefit (expense)[3]	84	(245)	84	(245)
Net (loss) earnings	(316)	922	(316)	922
Weighted-average diluted shares outstanding, in millions	151.1	154.5	152.0	155.6
Per share impact	$(2.09)	$5.96	$(2.08)	$5.93

1	Includes a $43 million reduction to sales.
2	Represents the deferred state tax impact associated with the B-21 charge and MTM (expense) benefit (calculated using the company’s blended state tax rate of 5.25 percent).
3	Calculated using the 21 percent federal statutory rate.

Northrop Grumman Corporation 2980 Fairview Park Drive • Falls Church, VA 22042-4511 news.northropgrumman.com

Northrop Grumman Reports Fourth Quarter and Full-Year 2023 Financial Results	3

Consolidated Operating Results and Cash Flows

	Three Months Ended December 31			Year Ended December 31
$ in millions, except per share amounts	2023	2022	Change	2023	2022	Change
Sales
Aeronautics Systems	$2,910	$2,757	6%	$10,786	$10,531	2%
Defense Systems	1,645	1,657	(1%)	5,862	5,579	5%
Mission Systems	3,063	2,927	5%	10,895	10,396	5%
Space Systems	3,602	3,278	10%	13,946	12,275	14%
Intersegment eliminations	(582)	(586)		(2,199)	(2,179)
Total sales	10,638	10,033	6%	39,290	36,602	7%
Operating (loss) income
Aeronautics Systems	(1,271)	289	NM	(473)	1,116	NM
Defense Systems	202	183	10%	710	664	7%
Mission Systems	462	452	2%	1,609	1,618	(1%)
Space Systems	304	297	2%	1,212	1,158	5%
Intersegment eliminations	(80)	(85)		(298)	(303)
Segment operating (loss) income[1]	(383)	1,136	NM	2,760	4,253	(35%)
Segment operating margin rate[1]	(3.6%)	11.3%	NM	7.0%	11.6%	(460) bps
FAS/CAS operating adjustment	(20)	(48)	(58%)	(82)	(200)	(59%)
Unallocated corporate income (expense):
Intangible asset amortization and PP&E step-up depreciation	(30)	(61)	(51%)	(122)	(242)	(50%)
Deferred state tax benefit (expense) of MTM adjustment	22	(65)	NM	22	(65)	NM
Deferred state tax benefit of B-21 charge	82	—	NM	82	—	NM
Other unallocated corporate income (expense)	(64)	(56)	14%	(123)	(145)	(15%)
Unallocated corporate income (expense)	10	(182)	NM	(141)	(452)	(69%)
Total operating (loss) income	$(393)	$906	NM	$2,537	$3,601	(30%)
Operating margin rate	(3.7%)	9.0%	NM	6.5%	9.8%	(330) bps
Interest expense	(128)	(120)	7%	(545)	(506)	8%
Non-operating FAS pension benefit	133	376	(65%)	530	1,505	(65%)
Mark-to-market pension and OPB (expense) benefit	(422)	1,232	NM	(422)	1,232	NM
Other, net	53	58	(9%)	246	4	NM
(Loss) earnings before income taxes	(757)	2,452	NM	2,346	5,836	(60%)
Federal and foreign income tax (benefit) expense	(222)	372	NM	290	940	(69%)
Effective income tax rate	29.3%	15.2%	NM	12.4%	16.1%	(370) bps
Net (loss) earnings	$(535)	$2,080	NM	$2,056	$4,896	(58%)
Diluted (loss) earnings per share	(3.54)	13.46	NM	13.53	31.47	(57%)
Weighted-average diluted shares outstanding, in millions	151.1	154.5	(2%)	152.0	155.6	(2%)
Net cash provided by operating activities	$2,430	$2,251	8%	$3,875	$2,901	34%
Capital expenditures	(803)	(632)	27%	(1,775)	(1,435)	24%
Proceeds from sale of equipment to a customer	—	55	NM	—	155	NM
Adjusted free cash flow[1]	$1,627	$1,674	(3%)	$2,100	$1,621	30%

[1] Non-GAAP measure - see definitions at the end of this earnings release.
Northrop Grumman Corporation 2980 Fairview Park Drive • Falls Church, VA 22042-4511 news.northropgrumman.com

Northrop Grumman Reports Fourth Quarter and Full-Year 2023 Financial Results	4

Sales
Fourth quarter 2023 sales increased $605 million, or 6 percent, due to higher sales at Space Systems, Aeronautics Systems and Mission Systems. 2023 sales increased $2.7 billion, or 7 percent, due to higher sales at all four sectors. Fourth quarter and full year sales reflect continued strong demand for our products and services.
Operating Income and Margin Rate
Fourth quarter 2023 operating income decreased $1.3 billion primarily due to a $1.56 billion charge on the LRIP phase of the B-21 program at Aeronautics Systems, partially offset by higher operating income at the other three sectors. The decrease was also offset by $192 million of lower unallocated corporate expense, largely due to higher deferred state tax benefits associated with the MTM adjustment and B-21 charge. Fourth quarter 2023 operating margin rate declined to (3.7) percent from 9.0 percent reflecting the items above.
2023 operating income decreased $1.1 billion, or 30 percent, primarily due to the B-21 charge discussed above, partially offset by higher operating income at Space Systems and Defense Systems. The decrease was also offset by $311 million of lower unallocated corporate expense, largely due to higher deferred state tax benefits associated with the MTM adjustment and B-21 charge and lower intangible asset amortization and PP&E step-up depreciation, as well as a $118 million reduction in the FAS/CAS operating adjustment. 2023 operating margin rate declined to 6.5 percent from 9.8 percent reflecting the items above.
Segment Operating Income and Margin Rate
Fourth quarter 2023 segment operating income decreased $1.5 billion and segment operating margin rate declined to (3.6) percent primarily due to the B-21 charge at Aeronautics Systems. Operating income at each of the other sectors was higher than in the prior year period.
2023 segment operating income decreased $1.5 billion, or 35 percent, and segment operating margin rate decreased to 7.0 percent primarily due to the B-21 charge at Aeronautics Systems. Operating income at Space Systems and Defense Systems was higher than in the prior year period.
Federal and Foreign Income Taxes
The fourth quarter 2023 effective tax rate (ETR) increased to 29.3 percent from 15.2 percent in the fourth quarter of 2022 primarily due to lower earnings before income taxes as a result of the B-21 charge and MTM expense, which collectively increased the fourth quarter 2023 ETR by 14.0 percentage points.
The 2023 ETR decreased to 12.4 percent from 16.1 percent in 2022 primarily due to lower earnings before income taxes as a result of the B-21 charge and MTM expense, which collectively reduced the 2023 ETR by 3.8 percentage points. The 2022 MTM benefit increased the 2022 ETR by 1.2 percentage points.
Net Earnings
Fourth quarter 2023 net loss was $535 million compared to net earnings of $2.1 billion in the fourth quarter of 2022, principally due to a $1.7 billion decrease in MTM (expense) benefit, the $1.3 billion decrease in operating income described above and a 243 million reduction in the non-operating FAS pension benefit, partially offset by a $594 million decrease in income tax expense.

[1] Non-GAAP measure - see definitions at the end of this earnings release.
Northrop Grumman Corporation 2980 Fairview Park Drive • Falls Church, VA 22042-4511 news.northropgrumman.com

Northrop Grumman Reports Fourth Quarter and Full-Year 2023 Financial Results	5

2023 net earnings decreased $2.8 billion, or 58 percent, principally due to a $1.7 billion decrease in MTM (expense) benefit, a $975 million reduction in the non-operating FAS pension benefit and the $1.1 billion decrease in operating income described above, partially offset by a $650 million decrease in income tax expense, a $107 million increase in returns on marketable securities related to our non-qualified benefit plans, and a $97 million gain recognized upon the sale of our minority investment in an Australian business.
Cash Flows
Fourth quarter 2023 net cash provided by operating activities increased $179 million, or 8 percent, principally due to improved trade working capital. Fourth quarter 2023 adjusted free cash flow decreased $47 million, or 3 percent, principally due to higher capital expenditures, partially offset by an increase in net cash provided by operating activities.
2023 cash provided by operating activities increased $974 million, or 34 percent, principally due to improved trade working capital largely driven by increased billings and cash collections, partially offset by higher supplier payments. 2023 adjusted free cash flow increased $479 million, or 30 percent, principally due to higher net cash provided by operating activities, partially offset by an increase in capital expenditures.
Awards and Backlog
Fourth quarter and year to date 2023 net awards totaled $10.9 billion and $44.8 billion, respectively, and backlog totaled $84.2 billion. Significant fourth quarter new awards include $3.5 billion for restricted programs (primarily at Aeronautics Systems, Space Systems and Mission Systems), $1.2 billion for F-35 programs (primarily at Mission Systems and Aeronautics Systems), $1.2 billion for Triton, $0.7 billion for Space Development Agency (SDA) Tranche 2 Transport Layer, and $0.3 billion for B-2. Significant 2023 new awards include $15.5 billion for restricted programs (primarily at Space Systems, Aeronautics Systems and Mission Systems), $2.1 billion for F-35 programs (primarily at Aeronautics Systems and Mission Systems), $1.7 billion for E-2, $1.5 billion for Triton, $1.4 billion for SDA Tranche 2 Transport Layer, and $0.8 billion for Guided Multiple Launch Rocket System (GMLRS).
Segment Operating Results

AERONAUTICS SYSTEMS	Three Months Ended December 31		%	Year Ended December 31		%
$ in millions	2023	2022	Change	2023	2022	Change
Sales	$2,910	$2,757	6%	$10,786	$10,531	2%
Operating (loss) income	(1,271)	289	NM	(473)	1,116	NM
Operating margin rate	(43.7)%	10.5%		(4.4)%	10.6%
Sales
Fourth quarter 2023 sales increased $153 million, or 6 percent, primarily due to higher volume on restricted programs as well as the Triton and E-2 programs, partially offset by a decrease in production volume on the F-35 program and lower volume on the F/A-18 program largely due to post Multi-Year Procurement 4 (MYP4) contract award timing.
2023 sales increased $255 million, or 2 percent, primarily due to higher volume on restricted programs, partially offset by a $191 million decrease on the F/A-18 program largely due to post MYP4 contract award timing, a $131 million decrease on the Joint Surveillance and Target Attack Radar System (JSTARS) program as that program nears completion, and a decrease on the E-2 program largely related to higher material volume in the prior year.

[1] Non-GAAP measure - see definitions at the end of this earnings release.
Northrop Grumman Corporation 2980 Fairview Park Drive • Falls Church, VA 22042-4511 news.northropgrumman.com

Northrop Grumman Reports Fourth Quarter and Full-Year 2023 Financial Results	6

Operating Income
Fourth quarter 2023 operating income decreased $1.6 billion and operating margin rate decreased to (43.7) percent primarily due to the previously described $1.56 billion charge recorded on the LRIP phase of the B-21 program, inclusive of a $143 million unfavorable EAC adjustment for the first LRIP lot. The prior year period includes a $66 million favorable EAC adjustment on the engineering, manufacturing and development (EMD) phase of the B-21 program. Apart from these B-21 EAC adjustments, net EAC adjustments across the sector were $39 million higher than in the prior year period.
2023 operating income decreased $1.6 billion and operating margin rate decreased to (4.4) percent primarily due to the B-21 charge and related unfavorable EAC adjustment on the LRIP phase of the program described above. The prior year period includes $133 million of favorable EAC adjustments on the EMD phase of the B-21 program and a $38 million gain on a property sale. Apart from the B-21 EAC adjustments noted above, net EAC adjustments across the sector were $58 million higher than in the prior year.

DEFENSE SYSTEMS	Three Months Ended December 31		%	Year Ended December 31		%
$ in millions	2023	2022	Change	2023	2022	Change
Sales	$1,645	$1,657	(1)%	$5,862	$5,579	5%
Operating income	202	183	10%	710	664	7%
Operating margin rate	12.3%	11.0%		12.1%	11.9%
Sales
Fourth quarter 2023 sales decreased $12 million, or 1 percent, primarily due to a decrease on the Integrated Air and Missile Defense Battle Command System (IBCS) largely driven by the timing of material receipts in the prior year, partially offset by higher sales on GMLRS.
2023 sales increased $283 million, or 5 percent, primarily due to higher volume on several programs, including ammunition programs, GMLRS, an international training program, Hypersonic Attack Cruise Missile (HACM), and Stand-in Attack Weapon (SiAW).
Operating Income
Fourth quarter 2023 operating income increased $19 million, or 10 percent, primarily due to a higher operating margin rate. Operating margin rate increased to 12.3 percent from 11.0 percent primarily due to higher net EAC adjustments.
2023 operating income increased $46 million, or 7 percent, due to higher sales and a higher operating margin rate. Operating margin rate increased to 12.1 percent from 11.9 percent primarily due to the write-down of an unconsolidated joint venture investment in the prior year.

MISSION SYSTEMS	Three Months Ended December 31		%	Year Ended December 31		%
$ in millions	2023	2022	Change	2023	2022	Change
Sales	$3,063	$2,927	5%	$10,895	$10,396	5%
Operating income	462	452	2%	1,609	1,618	(1)%
Operating margin rate	15.1%	15.4%		14.8%	15.6%
Sales
Fourth quarter 2023 sales increased $136 million, or 5 percent, primarily due to higher restricted sales on advanced microelectronics programs as well as higher volume on marine systems programs, partially offset by lower volume on airborne radar programs.

[1] Non-GAAP measure - see definitions at the end of this earnings release.
Northrop Grumman Corporation 2980 Fairview Park Drive • Falls Church, VA 22042-4511 news.northropgrumman.com

Northrop Grumman Reports Fourth Quarter and Full-Year 2023 Financial Results	7

2023 sales increased $499 million, or 5 percent, primarily due to higher restricted sales on advanced microelectronics programs, as well as a $165 million increase on marine systems programs. These increases were partially offset by a $107 million decrease on the Ground/Air Task Oriented Radar (G/ATOR) program largely driven by the timing of material receipts and full-rate production (FRP) 5 contract award, as well as lower volume on airborne radar programs.
Operating Income
Fourth quarter 2023 operating income increased $10 million, or 2 percent, due to higher sales, partially offset by a lower operating margin rate. Operating margin rate decreased to 15.1 percent from 15.4 percent primarily due to lower net EAC adjustments.
2023 operating income decreased $9 million, or 1 percent, due to a lower operating margin rate, which more than offset higher sales. Operating margin rate decreased to 14.8 percent from 15.6 percent primarily due to a prior year $33 million benefit recognized in connection with a contract-related legal matter, as well as changes in contract mix toward more cost-type content.

SPACE SYSTEMS	Three Months Ended December 31		%	Year Ended December 31		%
$ in millions	2023	2022	Change	2023	2022	Change
Sales	$3,602	$3,278	10%	$13,946	$12,275	14%
Operating income	304	297	2%	1,212	1,158	5%
Operating margin rate	8.4%	9.1%		8.7%	9.4%
Sales
Fourth quarter 2023 sales increased $324 million, or 10 percent, primarily due to higher volume on restricted programs and ramp-up on development programs, including a $100 million increase on the Space Development Agency (SDA) Tranche 2 Transport Layer program and higher volume on the Next-Generation Overhead Persistent Infrared Polar (NextGen Polar) program.
2023 sales increased $1.7 billion, or 14 percent, primarily due to higher volume on restricted programs and ramp-up on development programs, including increases of $426 million on the Ground Based Strategic Deterrent (GBSD) program, $333 million on the NextGen Polar program, $219 million on the Next Generation Interceptor (NGI) program, $119 million on the SDA Tranche 1 Tracking Layer program and $102 million on the SDA Tranche 2 Transport Layer program. These increases were partially offset by a $172 million decrease for Commercial Resupply Services (CRS) missions and a $109 million decrease on the Habitation and Logistics Outpost (HALO) program.
Operating Income
Fourth quarter 2023 operating income increased $7 million, or 2 percent, due to higher sales, partially offset by a lower operating margin rate, which decreased to 8.4 percent from 9.1 percent. During the fourth quarter of 2023, we recorded a $42 million unfavorable EAC adjustment on the HALO program largely due to cost growth stemming from evolving Lunar Gateway architecture and mission requirements combined with macroeconomic challenges. Apart from the HALO program, net EAC adjustments across the sector were $58 million higher than in the prior year period. Fourth quarter 2023 operating margin also includes a $26 million benefit from insurance recoveries in our commercial space business, partially offset by a $25 million write-down of commercial inventory. The prior year period includes a $96 million gain

[1] Non-GAAP measure - see definitions at the end of this earnings release.
Northrop Grumman Corporation 2980 Fairview Park Drive • Falls Church, VA 22042-4511 news.northropgrumman.com

Northrop Grumman Reports Fourth Quarter and Full-Year 2023 Financial Results	8

recognized in connection with a land exchange transaction and a $45 million write-down of commercial inventory.
2023 operating income increased $54 million, or 5 percent, due to higher sales, partially offset by a lower operating margin rate. Operating margin rate decreased to 8.7 percent from 9.4 percent primarily due to the prior year $96 million gain recognized in connection with a land exchange transaction, as well as lower net EAC adjustments driven by $100 million of unfavorable EAC adjustments on the HALO program in 2023. These decreases were partially offset by a $42 million benefit from insurance recoveries in our commercial space business during 2023.

[1] Non-GAAP measure - see definitions at the end of this earnings release.
Northrop Grumman Corporation 2980 Fairview Park Drive • Falls Church, VA 22042-4511 news.northropgrumman.com

Northrop Grumman Reports Fourth Quarter and Full-Year 2023 Financial Results	9

Guidance
    Financial guidance, as well as outlook, trends, expectations and other forward-looking statements provided by the company for 2024 and beyond, reflect the company's judgment based on the information available to the company at the time of this release. The company’s financial guidance and outlook for 2024 and beyond reflect what the company currently anticipates will be the impacts on the company from, among other factors, the global macroeconomic, security, and political/budget environments, including the impacts from inflationary pressures and labor and supply chain challenges; changes in the threat environment; changes in government budget, appropriations and procurement priorities and processes; changes in the regulatory environment; and changes in support for our programs. We are not assuming, and the company’s financial guidance and outlook for 2024 and beyond do not reflect any impacts on the company from, a potential extended continuing resolution, a prolonged government shutdown, or application of spending limits or other spending cuts. However, the company cannot predict how these factors will evolve or what impacts they will have, and there can be no assurance that the company’s current expectations or underlying assumptions are correct. These factors can affect the company’s ability to achieve guidance or meet expectations.
For additional factors that may impact the company’s ability to achieve guidance or meet expectations, please see the “Forward-Looking Statements” section in this release and our Form 10-K.

Northrop Grumman Corporation 2980 Fairview Park Drive • Falls Church, VA 22042-4511 news.northropgrumman.com

Northrop Grumman Reports Fourth Quarter and Full-Year 2023 Financial Results	10

2024 Guidance
($ in millions, except per share amounts)	As of 1/25/2024
Sales	$40,800 — $41,200

Segment operating income[1]	$4,475 — $4,550
Total net FAS/CAS pension adjustment[2]	~$700
Unallocated corporate expense
Intangible asset amortization & PP&E step-up depreciation	~$100
Other items	~$190
Operating income	$4,215 — $4,290
Interest expense	~$660
Effective tax rate %	~17%
Weighted average diluted shares outstanding	Mid 148

MTM-adjusted EPS[1]	$24.45 — $24.85
Capital expenditures	~$1,800
Free cash flow[1]	$2,250 — $2,650

2024 Segment Guidance
As of 1/25/2024
	Sales ($B)	OM Rate %
Aeronautics Systems	Low $11	Mid 9%
Defense Systems	~$6	Low 12%
Mission Systems	Low to Mid $11	~15%
Space Systems	Mid to High $14	~9%
Eliminations	~($2.3)	High 13%

1	Non-GAAP measure - see definitions at the end of this earnings release.
2
Total Net FAS/CAS pension adjustment is presented as a single amount and includes $270 million of expected CAS pension expense and $240 million of FAS pension service expense, both of which are reflected in operating income. Non-operating FAS pension benefit of $670 million is reflected below operating income, and the total net FAS/CAS pension adjustment is $700 million.

Northrop Grumman Corporation 2980 Fairview Park Drive • Falls Church, VA 22042-4511 news.northropgrumman.com

Northrop Grumman Reports Fourth Quarter and Full-Year 2023 Financial Results	11

About Northrop Grumman
Northrop Grumman will webcast its earnings conference call at 9:00 a.m. Eastern Time on January 25, 2024. A live audio broadcast of the conference call will be available on the investor relations page of the company’s website at www.northropgrumman.com.
Northrop Grumman is a leading global aerospace and defense technology company. Our pioneering solutions equip our customers with the capabilities they need to connect and protect the world, and push the boundaries of human exploration across the universe. Driven by a shared purpose to solve our customers’ toughest problems, our employees define possible every day.

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Forward-Looking Statements
This earnings release and the information we are incorporating by reference, and statements to be made on the earnings conference call, contain or may contain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “will,” “expect,” “anticipate,” “intend,” “may,” “could,” “should,” “plan,” “project,” “forecast,” “believe,” “estimate,” “guidance,” “outlook,” “trends,” “goals” and similar expressions generally identify these forward-looking statements.
Forward-looking statements include, among other things, statements relating to our future financial condition, results of operations and/or cash flows. Forward-looking statements are based upon assumptions, expectations, plans and projections that we believe to be reasonable when made, but which may change over time. These statements are not guarantees of future performance and inherently involve a wide range of risks and uncertainties that are difficult to predict. Specific risks that could cause actual results to differ materially from those expressed or implied in these forward-looking statements include, but are not limited to, those identified and discussed more fully in the section entitled “Risk Factors” in the Form 10-K for the year ended December 31, 2023, and from time to time in our other SEC filings. These risks and uncertainties are amplified by the global macroeconomic, security and political environments, including inflationary pressures, labor and supply chain challenges, which have caused and will continue to cause significant challenges, instability and uncertainty. They include:
Industry and Economic Risks
•our dependence on the U.S. government for a substantial portion of our business
•significant delays or reductions in appropriations and/or for our programs, and U.S. government funding and program support more broadly, including as a result of a prolonged continuing resolution and/or government shutdown, and/or related to the global security environment or other global events
•significant delays or reductions in payments as a result of or related to a breach of the debt ceiling
•the use of estimates when accounting for our contracts and the effect of contract cost growth and our efforts to recover or offset such costs and/or changes in estimated contract costs and revenues, including as a result of inflationary pressures, labor shortages, supply chain challenges and/or other macroeconomic factors, and risks related to management’s

Northrop Grumman Corporation 2980 Fairview Park Drive • Falls Church, VA 22042-4511 news.northropgrumman.com

Northrop Grumman Reports Fourth Quarter and Full-Year 2023 Financial Results	12

judgments and assumptions in estimating and/or projecting contract revenue and performance which may be inaccurate
•continued pressures from macroeconomic trends, including on costs, schedules, performance and ability to meet expectations
•increased competition within our markets and bid protests
Legal and Regulatory Risks
•investigations, claims, disputes, enforcement actions, litigation (including criminal, civil and administrative) and/or other legal proceedings
•the improper conduct of employees, agents, subcontractors, suppliers, business partners or joint ventures in which we participate, including the impact on our reputation and our ability to do business
•changes in procurement and other laws, SEC, DoD and other rules and regulations, contract terms and practices applicable to our industry, findings by the U.S. government as to our compliance with such requirements, more aggressive enforcement of such requirements and changes in our customers’ business practices globally
•environmental matters, including climate change, unforeseen environmental costs and government and third party claims
•unanticipated changes in our tax provisions or exposure to additional tax liabilities
Business and Operational Risks
•cyber and other security threats or disruptions faced by us, our customers or our suppliers and other partners, and changes in related regulations
•our ability to attract and retain a qualified, talented and diverse workforce with the necessary security clearances to meet our performance obligations
•the performance and viability of our subcontractors and suppliers and the availability and pricing of raw materials and components, particularly with inflationary pressures, increased costs, shortages in labor and financial resources, supply chain disruptions, and extended material lead times
•impacts related to health epidemics and pandemics and similar outbreaks
•our exposure to additional risks as a result of our international business, including risks related to global security, geopolitical and economic factors, misconduct, suppliers, laws and regulations
•our ability to innovate, develop new products and technologies, progress and benefit from digital transformation and maintain technologies to meet the needs of our customers
•natural disasters
•products and services we provide related to hazardous and high risk operations, including the production and use of such products, which subject us to various environmental, regulatory, financial, reputational and other risks
•our ability appropriately to exploit and/or protect intellectual property rights
General and Other Risk Factors

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Northrop Grumman Reports Fourth Quarter and Full-Year 2023 Financial Results	13

•the adequacy and availability of, and ability to obtain, insurance coverage, customer indemnifications or other liability protections
•the future investment performance of plan assets, gains or losses associated with changes in valuation of marketable securities related to our non-qualified benefit plans, changes in actuarial assumptions associated with our pension and other postretirement benefit plans and legislative or other regulatory actions impacting our pension and postretirement benefit obligations
•changes in business conditions that could impact business investments and/or recorded goodwill or the value of other long-lived assets, and other potential future liabilities
You are urged to consider the limitations on, and risks associated with, forward-looking statements and not unduly rely on the accuracy of forward-looking statements. These forward-looking statements speak only as of the date this earnings release is first issued or, in the case of any document incorporated by reference, the date of that document. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.
This release and the attachments also contain non-GAAP financial measures. A reconciliation to the nearest GAAP measure and a discussion of the company’s use of these measures are included in this release or the attachments.

Northrop Grumman Corporation 2980 Fairview Park Drive • Falls Church, VA 22042-4511 news.northropgrumman.com

Northrop Grumman Reports Fourth Quarter and Full-Year 2023 Financial Results	14

SCHEDULE 1
NORTHROP GRUMMAN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS AND COMPREHENSIVE INCOME
(Unaudited)

	Year Ended December 31
$ in millions, except per share amounts	2023	2022	2021
Sales
Product	$30,897	$28,522	$27,868
Service	8,393	8,080	7,799
Total sales	39,290	36,602	35,667
Operating costs and expenses
Product	26,226	22,761	22,309
Service	6,513	6,367	6,090
General and administrative expenses	4,014	3,873	3,597
Total operating costs and expenses	36,753	33,001	31,996
Gain on sale of business	—	—	1,980
Operating income	2,537	3,601	5,651
Other (expense) income
Interest expense	(545)	(506)	(556)
Non-operating FAS pension benefit	530	1,505	1,469
Mark-to-market pension and OPB (expense) benefit	(422)	1,232	2,355
Other, net	246	4	19
Earnings before income taxes	2,346	5,836	8,938
Federal and foreign income tax expense	290	940	1,933
Net earnings	$2,056	$4,896	$7,005

Basic earnings per share	$13.57	$31.61	$43.70
Weighted-average common shares outstanding, in millions	151.5	154.9	160.3
Diluted earnings per share	$13.53	$31.47	$43.54
Weighted-average diluted shares outstanding, in millions	152.0	155.6	160.9

Net earnings (from above)	$2,056	$4,896	$7,005
Other comprehensive income (loss), net of tax
Change in cumulative translation adjustment	23	(16)	(7)
Change in other, net	2	6	(8)
Other comprehensive income (loss), net of tax	25	(10)	(15)
Comprehensive income	$2,081	$4,886	$6,990

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Northrop Grumman Reports Fourth Quarter and Full-Year 2023 Financial Results	15

SCHEDULE 2
NORTHROP GRUMMAN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(Unaudited)

$ in millions, except par value	December 31, 2023	December 31, 2022
Assets
Cash and cash equivalents	$3,109	$2,577
Accounts receivable, net	1,454	1,511
Unbilled receivables, net	5,693	5,983
Inventoried costs, net	1,109	978
Prepaid expenses and other current assets	2,341	1,439
Total current assets	13,706	12,488
Property, plant and equipment, net of accumulated depreciation of $7,964 for 2023 and $7,258 for 2022	9,653	8,800
Operating lease right-of-use assets	1,818	1,811
Goodwill	17,517	17,516
Intangible assets, net	305	384
Deferred tax assets	1,020	162
Other non-current assets	2,525	2,594
Total assets	$46,544	$43,755

Liabilities
Trade accounts payable	$2,110	$2,587
Accrued employee compensation	2,251	2,057
Advance payments and billings in excess of costs incurred	4,193	3,609
Other current liabilities	3,388	3,334
Total current liabilities	11,942	11,587
Long-term debt, net of current portion of $70 for 2023 and $1,072 for 2022	13,786	11,805
Pension and other postretirement benefit plan liabilities	1,290	1,188
Operating lease liabilities	1,892	1,824
Other non-current liabilities	2,839	2,039
Total liabilities	31,749	28,443

Shareholders’ equity
Preferred stock, $1 par value; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $1 par value; 800,000,000 shares authorized; issued and outstanding: 2023—150,109,271 and 2022—153,157,924	150	153
Paid-in capital	—	—
Retained earnings	14,773	15,312
Accumulated other comprehensive loss	(128)	(153)
Total shareholders’ equity	14,795	15,312
Total liabilities and shareholders’ equity	$46,544	$43,755

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Northrop Grumman Reports Fourth Quarter and Full-Year 2023 Financial Results	16

SCHEDULE 3
NORTHROP GRUMMAN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Year Ended December 31
$ in millions	2023	2022	2021
Operating activities
Net earnings	$2,056	$4,896	$7,005
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization	1,338	1,342	1,239
Mark-to-market pension and OPB expense (benefit)	422	(1,232)	(2,355)
Stock-based compensation	87	99	94
Deferred income taxes	(988)	(321)	603
Gain on sale of business	—	—	(1,980)
B-21 charge	1,559	—	—
Net periodic pension and OPB income	(308)	(1,193)	(1,091)
Pension and OPB contributions	(139)	(136)	(141)
Changes in assets and liabilities:
Accounts receivable, net	54	(44)	(10)
Unbilled receivables, net	247	(646)	(414)
Inventoried costs, net	(220)	(205)	(52)
Prepaid expenses and other assets	(86)	2	66
Accounts payable and other liabilities	519	572	376
Income taxes payable, net	(658)	(279)	215
Other, net	(8)	46	12
Net cash provided by operating activities	3,875	2,901	3,567

Investing activities
Divestiture of IT services business	—	—	3,400
Capital expenditures	(1,775)	(1,435)	(1,415)
Proceeds from sale of equipment to a customer	—	155	84
Proceeds from sale of minority investments	197	—	—
Other, net	(4)	39	(11)
Net cash (used in) provided by investing activities	(1,582)	(1,241)	2,058

Financing activities
Net proceeds from issuance of long-term debt	1,995	—	—
Payments of long-term debt	(1,050)	—	(2,236)
Common stock repurchases	(1,500)	(1,504)	(3,705)
Cash dividends paid	(1,116)	(1,052)	(983)
Payments of employee taxes withheld from share-based awards	(52)	(50)	(34)
Other, net	(38)	(7)	(44)
Net cash used in financing activities	(1,761)	(2,613)	(7,002)
Increase (decrease) in cash and cash equivalents	532	(953)	(1,377)
Cash and cash equivalents, beginning of year	2,577	3,530	4,907
Cash and cash equivalents, end of year	$3,109	$2,577	$3,530

Northrop Grumman Corporation 2980 Fairview Park Drive • Falls Church, VA 22042-4511 news.northropgrumman.com

Northrop Grumman Reports Fourth Quarter and Full-Year 2023 Financial Results	17

SCHEDULE 4
NORTHROP GRUMMAN CORPORATION
TOTAL BACKLOG
(Unaudited)

	December 31, 2023			December 31, 2022	% Change in 2023
$ in millions	Funded[1]	Unfunded	Total Backlog[2]	Total Backlog[2]
Aeronautics Systems	$9,660	$9,923	$19,583	$19,397	1%
Defense Systems	6,346	1,718	8,064	7,515	7%
Mission Systems	11,334	4,774	16,108	13,875	16%
Space Systems	10,035	30,440	40,475	37,956	7%
Total backlog	$37,375	$46,855	$84,230	$78,743	7%

1	Funded backlog represents firm orders for which funding is authorized and appropriated.
2	Total backlog excludes unexercised contract options and indefinite delivery, indefinite quantity (IDIQ) contracts until the time the option or IDIQ task order is exercised or awarded.

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Northrop Grumman Reports Fourth Quarter and Full-Year 2023 Financial Results	18

SCHEDULE 5
NORTHROP GRUMMAN CORPORATION
SUPPLEMENTAL PER SHARE INFORMATION
(Unaudited)

	Three Months Ended December 31		Year Ended December 31
$ in millions, except per share amounts	2023	2022	2023	2022
Per share impact of total net FAS/CAS pension adjustment
FAS/CAS operating adjustment	$(20)	$(48)	$(82)	$(200)
Non-operating FAS pension benefit	133	376	530	1,505
Total net FAS/CAS pension adjustment	113	328	448	1,305
MTM pension and OPB (expense) benefit	(422)	1,232	(422)	1,232
Total pension-related (expense) benefit	(309)	1,560	26	2,537
Tax effect[1]	78	(392)	(6)	(638)
After-tax impact	$(231)	$1,168	$20	$1,899
Weighted-average diluted shares outstanding, in millions	151.1	154.5	152.0	155.6
Per share impact	$(1.53)	$7.56	$0.13	$12.20

Per share impact of intangible asset amortization and PP&E step-up depreciation
Intangible asset amortization and PP&E step-up depreciation	$(30)	$(61)	$(122)	$(242)
Tax effect[1]	8	15	30	61
After-tax impact	$(22)	$(46)	$(92)	$(181)
Weighted-average diluted shares outstanding, in millions	151.1	154.5	152.0	155.6
Per share impact	$(0.15)	$(0.30)	$(0.61)	$(1.16)

1	Based on a 21% federal statutory tax rate and a 5.25% blended state tax rate.

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Northrop Grumman Reports Fourth Quarter and Full-Year 2023 Financial Results	19

Non-GAAP Financial Measures Disclosure: This earnings release contains non-GAAP (accounting principles generally accepted in the United States of America) financial measures, as defined by SEC Regulation G and indicated by a footnote in the text of the release. Definitions for the non-GAAP measures are provided below and reconciliations are provided in the body of the release, except that reconciliations of forward-looking non-GAAP measures are not provided because the company is unable to provide such reconciliations without unreasonable effort due to the uncertainty and inherent difficulty of predicting the occurrence and financial impact of certain items, including, but not limited to, the impact of any mark-to-market pension adjustment. Other companies may define these measures differently or may utilize different non-GAAP measures.
MTM-adjusted net earnings: Net earnings excluding MTM benefit (expense) and related tax impacts. This measure may be useful to investors and other users of our financial statements as a supplemental measure in evaluating the company’s underlying financial performance by presenting the company’s operating results before the non-operational impact of pension and OPB actuarial gains and losses. This measure is also consistent with how management views the underlying performance of the business as the impact of MTM accounting is not considered in management’s assessment of the company’s operating performance or in its determination of incentive compensation awards.
MTM-adjusted EPS: Diluted earnings per share excluding the per share impact of MTM benefit (expense) and related tax impacts. This measure may be useful to investors and other users of our financial statements as a supplemental measure in evaluating the company’s underlying financial performance by presenting the company’s diluted earnings per share results before the non-operational impact of pension and OPB actuarial gains and losses.
Segment operating (loss) income and segment operating margin rate: Segment operating (loss) income and segment operating margin rate (segment operating income divided by sales) reflect the combined operating income of our four segments less the operating income associated with intersegment sales. Segment operating income includes pension expense allocated to our sectors under FAR and CAS and excludes FAS pension service expense and unallocated corporate items. These measures may be useful to investors and other users of our financial statements as supplemental measures in evaluating the financial performance and operational trends of our sectors. These measures should not be considered in isolation or as alternatives to operating results presented in accordance with GAAP.
Free cash flow: Net cash provided by or used in operating activities less capital expenditures. We use free cash flow as a key factor in our planning for, and consideration of, acquisitions, the payment of dividends and stock repurchases. This measure may be useful to investors and other users of our financial statements as a supplemental measure of our cash performance, but should not be considered in isolation, as a measure of residual cash flow available for discretionary purposes, or as an alternative to operating cash flows presented in accordance with GAAP.
Adjusted free cash flow: Net cash provided by or used in operating activities, less capital expenditures, plus proceeds from the sale of equipment to a customer (not otherwise included in net cash provided by or used in operating activities) and the after-tax impact of discretionary pension contributions, if any. Adjusted free cash flow includes proceeds from the sale of equipment to a customer as such proceeds were generated in a customer sales transaction. It also includes the after-tax impact of discretionary pension contributions for consistency and comparability of financial performance. This measure may not be defined and calculated by other companies in the same manner. We use adjusted free cash flow as a key factor in our planning for, and consideration of, acquisitions, the payment of dividends and stock repurchases. This non-GAAP measure may be useful to investors and other users of our financial statements as a supplemental measure of our cash performance, but should not be considered in isolation, as a measure of residual cash flow available for discretionary purposes, or as an alternative to operating cash flows presented in accordance with GAAP.

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Northrop Grumman Reports Fourth Quarter and Full-Year 2023 Financial Results	20

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